As filed with the Securities and Exchange Commission on July 6, 2006

United States
Securities and Exchange Commission
Washington, D.C. 20549

Form S-8
Registration Statement
Under
The Securities Act of 1933

MINERA ANDES INC.
(Exact name of Registrant as specified in its charter)

Alberta	None
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

111 E. Magnesium Road, Suite A
Spokane, Washington 99208
(Address of principal executive offices)

Minera Andes Inc. Amended Stock Option Plan
(Full title of the plan)

Allen V. Ambrose, President
Minera Andes Inc.
111 E. Magnesium Road, Suite A
Spokane, Washington 99208
(Name and address of agent for service)

(509) 921-7322
(Telephone number, including area code, of agent for service)

Copies of communications to:
J. Brad Wiggins, Esq.
Stephan, Oringher, Richman, Theodora & Miller, P.C.
2029 Century Park East, 6th Floor
Los Angeles, California 90067
(310) 557-2009

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of each		maximum	maximum
class of securities	Amount to	Offering price	aggregate	Amount of
to be registered	be registered(1)	per unit	offering price	registration fee

Common shares(2)(3)	7,178,643 shares	$1.0325	$ 7,411,949	$ 793.08
Common shares(4)(5)	495,000 shares	$0.36	$ 178,200	$ 19.07
Common shares(4)(5)	495,000 shares	$0.28	$ 138,600	$ 14.83
Common shares(4)(5)	1,370,000 shares	$0.53	$ 726,100	$ 77.69
Common shares(4)(5)	100,000 shares	$0.45	$ 45,000	$ 4.82
Common shares(4)(5)	1,275,000 shares	$0.49	$ 624,750	$ 66.85
Common shares(4)(5)	50,000 shares	$0.54	$ 27,000	$ 2.89
Common shares(4)(5)	2,200,000 shares	$0.54	$ 1,188,000	$ 127.12

Totals			$10,339,599	$1,106.35
______________________________________________________________________________

(1)
Also registered hereunder are an indeterminate number of additional options and common shares that may become issuable by virtue of anti-dilution adjustment provisions of the Minera Andes Inc. Amended Stock Option Plan (the “Plan”) and of options issued under the Plan.

(2)	These common shares are issuable upon exercise of options that are authorized but have not yet been issued under the Plan.
(3)
Pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933, as amended, the offering price and registration fee were computed based on the average of the high and low prices of the Company's common shares as reported by the OTC Bulletin Board on June 29, 2006.

(4)	These common shares are issuable upon exercise of outstanding options that have previously been issued under the Plan.
(5)
The exercise price of outstanding options issued under the Plan has been used for purposes of calculating the offering price and registration fee in accordance with Rule 457(h). The exercise price has been converted from Canadian dollars to U.S. dollars based on the noon exchange rate of the Federal Reserve Bank of New York on June 27, 2006 of C$1.00 = US$0.892.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Explanatory Notes

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

A previous registration statement on Form S-8, File No. 333-34023 (the “Original S-8”), was filed on August 20, 1997 to register 2,000,000 common shares for issuance under the Minera Andes Inc. Amended Stock Option Plan (the “Plan”). This registration statement is being filed to register additional securities for issuance under the Plan in accordance with General Instruction E of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The contents of the Original S-8 are hereby incorporated by reference in this registration statement.

Item 8. Exhibits.

In addition to the documents that were filed as exhibits to the Original S-8, which are incorporated by reference in this registration statement, the documents listed in the Index to Exhibits have been filed as part of this registration statement.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S 8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on the 30th day of June, 2006.

MINERA ANDES INC.

By: /s/ Allen V. Ambrose
Allen V. Ambrose
President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Allen V. Ambrose	President and Director	June 30, 2006
Allen V. Ambrose	(Principal Executive Officer)

/s/ William V. Schara	Chief Financial Officer (Principal	June 30, 2006
William V. Schara	Financial and Accounting Officer)

/s/ Gary A. Craig	Director	June 30, 2006
Gary A. Craig

/s/ John Johnson Crabb	Director	June 30, 2006
John Johnson Crabb

/s/ A.D. (Darryl) Drummond	Director	June 30, 2006
A.D. (Darryl) Drummond

/s/ Bonnie L. Kuhn	Director	June 30, 2006
Bonnie L. Kuhn

INDEX TO EXHIBITS
4.1	Certificate of Amendment and Registration of Restated Articles dated June 30, 2000

4.2	Minera Andes Inc. Amended Stock Option Plan, as most recently amended on May 30, 2006

5.1	Opinion of Bonnie L. Kuhn LLB

23.1	Consent of BDO Dunwoody LLP

23.2	Consent of Bonnie L. Kuhn LLB (included in Exhibit 5.1)